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                                                                 EXHIBIT 5.1


                    [LETTERHEAD OF HOGAN & HARTSON L.L.P.]




                               September 3, 1998



Board of Trustees
Equity Office Properties Trust
Suite 2200
Two North Riverside Plaza
Chicago, Illinois  60606

Ladies and Gentlemen:

                  We are acting as counsel to Equity Office Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission relating to proposed resales of up to 20,210,129 of the Company's common shares of beneficial interest, $.01 par value per share ("Common Shares"), consisting of (i) 6,454,055 Common Shares (the "Outstanding Shares") issued in private placements in connection with the Company's acquisition of certain assets, (ii) 5,000,000 Common Shares (the "Warrant Shares") which may be issued in a private placement upon the exercise of outstanding warrants to purchase 5,000,000 Common Shares ("Warrants") and
(iii) 8,756,074 Common Shares (the "Unit Shares") which may be issued in private placements if and to the extent that holders of 8,756,074 units of limited partnership interest in EOP Operating Limited Partnership ("Units") tender such units for redemption, all of which Outstanding Shares, Warrant Shares and Unit Shares are to be sold by or on behalf of certain shareholders of the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. section 229.601(b)(5), in connection with the Registration Statement.

                  For purposes of this opinion letter, we have examined copies of the following documents:

                  1.       An executed copy of the Registration Statement.

                  2. The Articles of Amendment and Restatement of Declaration of Trust of the Company, as certified by the Secretary of State of the State of Maryland on August 3, 1998 and by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

                  3. The Amended and Restated Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

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Board of Trustees
Equity Office Properties Trust
September 3, 1998
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                  4.       The Certificate of Limited Partnership of EOP
                           Operating Limited Partnership (the "Operating Partnership"), as certified by the Secretary of State of the State of Delaware on July 6, 1998, and certified as of the date hereof by the Secretary of the Company, in its capacity as managing general partner of the Operating Partnership, as then being complete, accurate and in effect.

                  5. The Agreement of Limited Partnership of the Operating Partnership, dated as of July 3, 1997, as amended, as certified as of the date hereof by the Secretary of the Company, in its capacity as managing general partner of the Operating Partnership, as then being complete, accurate and in effect (the "Partnership Agreement").

                  6. Warrant to purchase 3,350,000 Common Shares, dated December 16, 1997.

                  7. Warrant to purchase 1,368,099 Common Shares, dated December 16, 1997.

                  8. Warrant to purchase 281,901 Common Shares, dated December 16, 1997.

                  9. Share Purchase Agreement, dated as of October 1, 1997, between the Company and The Prudential Insurance Company of America.

                  10. Share Purchase Agreement, dated as of October 17, 1997, between the Company and Stichting Pensioenfonds ABP.

                  11. Contribution Agreement, dated as of December 16, 1997, among the Company, the Operating Partnership, Wright Runstad Asset Management L.P., Mellon Bank, N.A., as Trustee for First Plaza Group Trust, Wright Runstad Holdings L.P., EOP Northwest Properties, L.L.C. and EOP Northwest Properties II, L.L.C.

                  12. Resolutions of the Board of Trustees of the Company adopted on July 31, 1997, October 13, 1997 and November 13, 1997 and resolution of the Executive Committee of the Board of Trustees of the Company adopted on October 16, 1997, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the issuance and sale of the Outstanding Shares, the Warrants and the Warrant Shares and arrangements in connection therewith.
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Board of Trustees
Equity Office Properties Trust
September 3, 1998
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                  The documents referred to Paragraphs 6, 7 and 8 are sometimes herein each referred to as a "Warrant."

                  In our examination of the aforesaid certificates, documents and agreements, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed the authenticity, accuracy and completeness of the foregoing certifications (of public officials and corporate officers) and statements of fact, on which we are relying, and have made no independent investigations thereof. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                  This opinion letter is based as to matters of law solely on applicable provisions of Maryland law. We express no opinion herein as to any other laws, statutes, regulations or ordinances or as to compliance with the securities (or "blue sky") laws or the real estate syndication laws of Maryland.

                  Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Outstanding Shares are validly issued, fully paid and nonassessable under the laws of the State of Maryland; (ii) the Warrant Shares, if and when issued and delivered in accordance with the terms of the applicable Warrant, will be validly issued, fully paid and nonassessable under the laws of the State of Maryland; and (iii) the Unit Shares, if and when issued and delivered in accordance with the terms of the Partnership Agreement and appropriate resolutions of the Board of Trustees of the Company authorizing the issuance of the Unit Shares upon redemption of the Units as contemplated thereby, will be validly issued, fully paid and nonassessable under the laws of the State of Maryland. In rendering the foregoing opinions, we have assumed the receipt by the Company of the consideration specified in the resolutions of the Board of Trustees and the Executive Committee of the Board of Trustees of the Company authorizing the issuance and sale of the Outstanding Shares, the Warrant Shares and the Unit Shares.

                  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent,


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Board of Trustees
Equity Office Properties Trust
September 3, 1998
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we do not thereby admit that we are an "expert" within the meaning of the
Securities Act of 1933, as amended.


                                                      Very truly yours,

                                                      /s/ HOGAN & HARTSON L.L.P.
                                                      HOGAN & HARTSON L.L.P.